NEWS RELEASE
FOR IMMEDIATE RELEASE



                 VITAL SIGNS, INC. ANNOUNCES SALES AND EARNINGS
                    FOR THE FOURTH QUARTER AND TWELVE MONTHS
                            ENDED SEPTEMBER 30, 2003

o Net revenues increased 3.4% (1.5% excluding foreign exchange) to $47.2 million in the fourth quarter ended September 30, 2003 as compared to the fourth quarter ended September 30, 2002.

o Anesthesia and Respiratory/Critical Care net revenues each increased 8% for the same period.

o Fully diluted earnings per share from continuing operations were $.46 per share for the fourth quarter ended September 30, 2003 as compared to $.48 per share for the comparable period last year.

o The Board of Directors has approved a $0.01 increase in the quarterly dividend, from $0.05 per share to $0.06 per share.

TOTOWA, N.J., November 5, 2003 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced sales and earnings for the quarter and twelve months ended September 30, 2003.

     Terry Wall, President and CEO of Vital Signs, commented, "We were pleased to see the growth in our anesthesia and respiratory/critical care businesses this quarter as compared to the comparable quarter last year. Our higher level of earnings in our fourth quarter compared to our third quarter of this year also indicates a positive trend in our business. Our businesses continue to generate strong cash flow, as our cash increased $4 million in the fourth quarter, and our year end cash position was $55 million. Further, our financial condition remains strong; our working capital at year end was $98 million. Our preliminary plans for fiscal 2004 project a revenue increase of between 4% to 8% and fully diluted earnings per share from continuing operations of $2.02 to $2.08 per share."

Fourth Quarter Results:
-----------------------
     Net revenues for the fourth quarter of fiscal 2003 increased by 3.4% (an increase of 1.5% excluding the favorable effect of foreign exchange) to $47.2 million as compared to $45.6 million in the comparable period last year. Following are the net revenues by business segment for the fourth quarter of fiscal 2003 compared to the fourth quarter of fiscal 2002 (in thousands of dollars):


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
                        NET REVENUES BY BUSINESS SEGMENT
================================================================================
                                       For the Three Months Ended September 30,
                                      ------------------------------------------
                                         2003         2002       Percent Change
                                      ------------------------------------------
Anesthesia                             $21,938      $20,358           7.8%
--------------------------------------------------------------------------------
Respiratory/Critical Care               10,855       10,093           7.5%
--------------------------------------------------------------------------------
Sleep                                   10,631       10,578           0.5%
--------------------------------------------------------------------------------
Pharmaceutical Technology Services       3,747        4,601         (18.6)%
--------------------------------------------------------------------------------
Net Revenues                           $47,171      $45,630           3.4%
================================================================================

     The increase in anesthesia net revenues of 7.8% to $21,938,000 was primarily due to increased sales of Limb-O'TM', a patented anesthesia circuit, which increased 50.1% to $1,387,000 over the comparable period last year. The increase in Respiratory/Critical Care net revenues of 7.5% to $10,855,000 principally reflected higher overseas sales. Net revenues in the Sleep business segment increased 0.5% (a decrease of 7.0% excluding favorable foreign exchange) to $10,631,000, as our European subsidiary, Breas, is subject to slower seasonal trends during the summer months. The decline in net revenues in the Company's Pharmaceutical Technology Services segment of 18.6% to $3,747,000, was primarily attributed to decisions by several customers to defer certain project spending.

     Income from continuing operations was $5,917,000 for the fourth quarter of fiscal 2003, compared to $6,295,000 for the fourth quarter of fiscal 2002. Fully diluted earnings per share from continuing operations were $.46 per share in the fourth quarter of fiscal 2003 and $.48 per share in the fourth quarter of fiscal 2002. Income from continuing operations was impacted during the fourth quarter of fiscal 2003 and 2002 by the following factors:

Fourth Quarter Fiscal 2003
--------------------------
o In May 2003, the Company retained counsel in China to commence certain legal actions against its distributor in China to collect its receivable, and in the third quarter of fiscal 2003 wrote-off all amounts due from this distributor. In September 2003, the Company received $420,000 in cash from this distributor and the Company is in the process of receiving certain inventory. Accordingly in the fourth quarter of fiscal 2003, the Company recorded that payment as income.

o During the fourth quarter of fiscal 2003, in the normal course of business, the Company increased its reserves for bad debts (recorded in selling, general and administrative expenses) by $367,000 and recorded inventory charges of $390,000, which were expensed to cost of goods sold.

o As previously disclosed, on May 7, 2003 a complaint was filed against the Company and two of its officers. At the request of management, the Company's Audit Committee hired outside independent accountants and legal counsel to investigate the matters alleged by the plaintiff, a former CFO of the Company. Accounting and legal expenses of $288,000 were


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     incurred and recorded in selling, general and administrative expenses during the fourth quarter of fiscal 2003 in connection with the Audit Committee investigation and related proceedings.

o During the fourth quarter, the Company recorded an additional bonus accrual of $165,000 in selling, general and administrative expenses related to one of its European subsidiaries.

o On October 6, 2003, the Company finalized the Internal Revenue Service tax audit for the years 1997, 1998 and 1999 and recorded an additional tax provision in the fourth quarter of fiscal 2003 of $113,000. As noted below, the Company had previously (in prior quarters of fiscal 2003) provided for most of the taxes due as a result of the audit.

Fourth Quarter Fiscal 2002
--------------------------
o During the fourth quarter of fiscal 2002, the Company expensed to cost of goods sold certain ventilator inventory relating to its Breas subsidiary in the amount of $319,000.

     The Company decided to sell during the fourth quarter of fiscal 2002 its Vital Pharma, Inc. subsidiary, a fully integrated contract manufacturer that utilizes blow-fill-seal technology. Accordingly, the results of Vital Pharma, Inc. were reclassified as discontinued operations for all periods presented. The net loss from discontinued operations for the fourth quarter of fiscal 2003 was $466,000 compared to a net loss from discontinued operations of $960,000 for the comparable period in fiscal 2002.

     As a result, for the fourth quarter of fiscal 2003, the Company reported net income of $5,451,000, or $.42 per share on a fully diluted basis, as compared to net income of $5,335,000, or $.41 per share on a fully diluted basis, for the fourth quarter of fiscal 2002.

Fiscal 2003 Results
-------------------
     Net revenues for fiscal 2003 increased by 4.7% (2.3% excluding foreign exchange) to $182.2 million, as compared to $174.0 million in the comparable period last year. Following are the net revenues by business segment for fiscal 2003 and 2002 (in thousands of dollars):

                        NET REVENUES BY BUSINESS SEGMENT
================================================================================
                                      For the Twelve Months Ended September 30,
                                      ------------------------------------------
                                         2003         2002       Percent Change
                                      ------------------------------------------
Anesthesia                             $ 75,949     $ 71,823          5.7%
--------------------------------------------------------------------------------
Respiratory/Critical Care                45,829       46,753         (2.0)%
--------------------------------------------------------------------------------
Sleep                                    45,580       39,628         15.0%
--------------------------------------------------------------------------------
Pharmaceutical Technology Services       18,105       14,175         27.7%
--------------------------------------------------------------------------------
Rebate Adjustment                        (3,300)                      N/A
--------------------------------------------------------------------------------
Other                                       ---        1,639          N/A
--------------------------------------------------------------------------------
Net Revenues                           $182,163     $174,018          4.7%
================================================================================


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     "Other" relates primarily to one-time licensing revenue recorded in the first quarter of fiscal 2002 in the anesthesia business segment. Income from continuing operations related to this one-time licensing revenue was $1,439,000 before taxes ($953,000 after taxes).

     Income from continuing operations was $19,190,000 for fiscal 2003 compared to $26,500,000 for the fiscal 2002 period, and fully diluted earnings per share from continuing operations was $1.48 for fiscal 2003 compared to $2.03 for the comparable period last year.

Fiscal 2003
-----------
     In addition to the items concerning the fourth quarter of fiscal 2003 and 2002 noted above, included in the results for fiscal 2003 and 2002 are the following previously disclosed items:

o During the second quarter of fiscal 2003, the Company reviewed and adjusted its estimate for rebates due to distributors. As a result of its review of the rebate allowance, the Company recorded as a reduction in net revenues an additional allowance for rebates of $3,300,000 in the second quarter of fiscal 2003.

o As part of the Company's continuing evaluation of its inventory, the Company wrote-off certain inventory to cost of goods sold amounting to $647,000 in the third quarter of fiscal 2003. Also, cost of goods sold for the third quarter of fiscal 2003 included $243,000 representing a twelve-month volume related expense adjustment from a supplier.

o In connection with the Internal Revenue Service (IRS) examination of the Company's 1997, 1998 and 1999 Federal tax returns, the Company increased its tax provision in the second quarter of fiscal 2003 by $1,081,000, and increased interest expense by $650,000 for the related interest due in the second quarter, and $40,000 in the third quarter of fiscal 2003. Also, certain state tax returns for prior periods have been re-filed, resulting in an incremental tax expense of $500,000 and interest expense of $70,000 in the third quarter of fiscal 2003.

o In connection with the Company's Audit Committee investigation noted above and related matters, accounting and legal expenses of $262,000 were incurred during the third quarter of fiscal 2003.

o Selling, general and administrative expense includes a charge of $186,000 in the third quarter of fiscal 2003 due a distributor for data processing charges for the past year.

o Other (income) expense included $322,000 of pretax expenses in the second quarter of fiscal 2003 relating to costs for a public offering that was discontinued due to market conditions.

o During the second quarter of fiscal 2003, the Company concluded that it would be unable to collect its receivable under normal terms from its China distributor, and provided a reserve against the receivable balance of $553,000 before taxes.


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NEWS RELEASE
FOR IMMEDIATE RELEASE


Fiscal 2002
-----------
o In the second quarter of fiscal 2002, income from continuing operations included pretax income of $5,006,000 resulting from the reversal of a litigation reserve, as the Company was successful in a patent litigation.

o In the third quarter of fiscal 2002, an impairment charge of $1,578,000 was recorded in connection with the Company's investment in China.

     For fiscal 2003, the Company reported a net loss from discontinued operations of $4,968,000, as compared to a net loss from discontinued operations of $1,455,000 in fiscal 2002. The Company lowered its investment in Vital Pharma which is included in discontinued operations, and expensed $3,300,000 ($2,182,000 after taxes) in the second quarter of fiscal 2003, and $2,033,000 ($1,220,000 after tax) in the third quarter of fiscal 2002.

     As a result, for fiscal 2003, the Company reported net income of $14,222,000, or $1.10 per share on a fully diluted basis as compared to $25,045,000, or $1.92 per share on a fully diluted basis, for fiscal 2002.

Other Developments:
-------------------
     On November 4, 2003 the Board approved a $0.01 increase in the quarterly dividend from $.05 per share to $0.06 per share payable on November 25, 2003 to shareholders of record on November 17, 2003.

     In October 2003, the Company received FDA approval for the Breas PV10i CPAP system for sale in the United States for obstructive sleep apnea. The PV10i is a self-adjusting Continuous Positive Airway Pressure (CPAP) device that uses a highly advanced, patented technique to respond to changes in individual's breathing patterns. The device can adjust treatment pressure appropriately, as patient needs change, before apneic events occur. Traditional, constant CPAP devices must be set to a maximum pressure that is usually more than is required throughout the night. With the PV10i, the mean treatment pressure is lower. Clinical studies have demonstrated that patients prefer the lower pressure provided by the PV10i to other devices available in the marketplace.

     On October 30, 2003, the Company sold its Vital Pharma subsidiary to Pro-Clinical, Inc. No gain or loss was recorded on the sale.

     All non-historical statements in this press release (including the revenue and earnings projection for fiscal 2004), constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of risks and uncertainties, including unanticipated delays in bringing products to market, market conditions, and competitive responses as well as other factors


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FOR IMMEDIATE RELEASE


referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2002.

     Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. In addition, we provide pharmaceutical technology services to the pharmaceutical and medical device industry. The Company was recently recognized in the October 2003 and was previously recognized in the October 2002 issues of Forbes Magazine as one of "The 200 Best Small Companies". Vital Signs is ISO 9001 certified and has CE Mark approval for its products.

FOR FURTHER INFORMATION, CONTACT:

                                       Terry D. Wall, President
                                              or
                                       Frederick Schiff, Chief Financial Officer
                                       (973) 790-1330
                                       http://www.vital-signs.com


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


                                Vital Signs, Inc
                              Financial Highlights
                              Statement of Income
                    (in thousands, except per share amounts)
                                  (unaudited)

                                                                  Three Months Ended       Twelve Months Ended
                                                                      September 30,           September 30,
                                                                  -------------------     ---------------------
                                                                    2003        2002        2003         2002
                                                                    ----        ----        ----         ----
    Net revenues                                                  $47,171     $45,630     $182,163     $174,018
    Cost of goods sold and services provided                       23,328      23,574       91,608       86,803
                                                                  -------     -------     --------     --------
    Gross Profit                                                   23,843      22,056       90,555       87,215

    Operating expenses:
      Selling, general and administrative                          13,620      11,471       51,338       44,216
      Research and development                                      1,488       1,795        5,871        6,615
      Interest and other (income)/expense, net                        (54)       (209)         973         (154)
      Litigation reversal                                             ---         ---          ---       (5,006)
      China write-off/impairment charge                              (420)        ---          133        1,578
                                                                  -------     -------     --------     --------
    Income from continuing operations before taxes and
       minority interest                                            9,209       8,999       32,240       39,966
    Provision for income taxes                                      3,280       2,808       12,802       13,225
                                                                  -------     -------     --------     --------
    Income from continuing operations before minority interest      5,929       6,191       19,438       26,741
    Minority interest                                                  12        (104)         248          241
                                                                  -------     -------     --------     --------
    Income from continuing operations                               5,917       6,295       19,190       26,500
    Discontinued operations, net                                     (466)       (960)      (4,968)      (1,455)
                                                                  -------     -------     --------     --------
    Net income                                                    $ 5,451     $ 5,335     $ 14,222     $ 25,045
                                                                  =======     =======     ========     ========
    Earnings (loss) per common share:
    Basic:
      Income per share from continuing operatons                  $  0.46     $ 0.48      $   1.49     $   2.05
      Discontinued operations                                      ($0.04)    ($0.07)       ($0.39)      ($0.11)
                                                                  -------     -------     --------     --------
      Net earnings                                                $  0.42     $  0.41     $   1.10     $   1.94
                                                                  =======     =======     ========     ========
    Diluted:
      Income per share from continuing operatons                  $  0.46     $  0.48     $   1.48     $   2.03
      Discontinued operations                                      ($0.04)     ($0.07)      ($0.38)      ($0.11)
                                                                  -------     -------     --------     --------
      Net earnings                                                $  0.42     $  0.41     $   1.10     $   1.92
                                                                  =======     =======     ========     ========

    Basic weighted average number of shares                        12,869      12,906       12,905       12,896
    Diluted weighted average number of shares                      12,947      13,022       12,985       13,036


                              Financial Highlights
                            Balance Sheet Highlights
                    (in thousands, except per share amounts)
                                  (unaudited)

                                                             September 30,
                                                       -------------------------
                                                          2003             2002
                                                          ----             ----
    Cash and short term marketable securities           $55,660          $29,303
    Accounts receivable                                 $29,436          $35,392
    Inventory                                           $21,857          $21,024
    Current assets                                     $116,425          $99,650
    Total assets                                       $223,078         $205,077

    Current liabilities                                 $18,217          $13,050
    Total liabilities                                   $18,217          $14,610
    Shareholders' equity                               $201,962         $187,815
